UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2009

GigOptix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333- 153362	26- 2439072
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2400 Geng Road Suite 100, Palo Alto, CA	94303
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (650) 424-1937

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 7, 2009, GigOptix, Inc. (the “Company”) appointed Dawn Casterson, 44, to the positions of Chief Accounting Officer, Acting Chief Financial Officer, principal accounting officer and principal financial officer of the Company. Ms. Casterson had previously served as the Corporate Controller of the Company. From 2007 to 2008, Ms. Casterson was the Director, Finance Operations of Marvell Semiconductor, Inc. Ms. Casterson also held a variety of positions with Tessera Technologies, Inc., a company specializing in miniaturization solutions, including Vice President and Corporate Controller from 2005 to 2007 and Controller from 2002 to 2005.

In connection with her appointment, Ms. Casterson is expected to enter into the Company’s Executive Employment Agreement, a form of which was previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K with the Securities and Exchange Commission on February 11, 2009. The Executive Employment Agreement provides for a base annual salary of $217,000, an annual performance target to be determined by the Board of Directors and severance payments, COBRA premiums and vesting acceleration of outstanding stock options in the event that she is terminated without “Cause” or for “Good Reason” (as those terms are defined in the Executive Employment Agreement). It is anticipated that the Compensation Committee will grant Ms. Casterson stock options in an amount and with terms consistent to those granted to other executive officers of the Company.

Ms. Casterson replaces Peter Biere, the Company’s former Chief Financial Officer, whose employment with the Company was terminated effective April 7, 2009.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIGOPTIX, INC.
Date: April 10, 2009

	By:	/s/ Avishay Katz
	Name:	Dr. Avishay Katz
	Title:	Chief Executive Officer